Exhibit 5.1
ELLENOFF GROSSMAN & SCHOLE LLP
ATTORNEYS AT LAW
1133 Connecticut Ave., N.W., 11th Floor
Washington, DC  20036
TELEPHONE: (202) 719-8919    FACSIMILE: (202) 478-1640

May 6, 2010

Arrhythmia Research Technology, Inc.
25 Sawyer Passway
Fitchburg, MA  01420

Re:	Registration Statement on S-8

Gentlemen:

We are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) to which this opinion is an exhibit, which Registration Statement is being filed by Arrhythmia Research Technology, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended.  The Registration Statement relates to the registration of 400,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company plus 100,000 shares registered on Form S-8 (File No. 333-130678) for an aggregate of 500,000 shares of Common Stock (the “Shares”) issuable in accordance with Grants issued from time to time as the term Grant is defined in and in accordance with the Company’s 2010 Equity Incentive Plan (the “Plan”).

In arriving at the opinion expressed below, we have examined and relied on the following documents:

(1)           the Certificate of Incorporation and By-laws of the Company, each as amended as of the date hereof;

(2)           the Plan; and

(3)           minutes of meetings and consents of the Board of Directors of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.  In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

Based upon and subject to the foregoing, it is our opinion that: (i) the Company has taken all necessary corporate action required to authorize the issuance of the Shares; and (ii) that upon receipt of the exercise price and compliance with the terms and conditions of any Grants issued in accordance with the terms of the Plan, and when certificates for the Shares have been duly executed and countersigned and delivered, the Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP